Exhibit 99.1

OPTICAL CABLE CORPORATION 5290 Concourse Drive Roanoke, VA 24019 (Nasdaq GM: OCC) www.occfiber.com

AT THE COMPANY:

Neil Wilkin	Tracy Smith
Chairman, President & CEO	Senior Vice President & CFO
(540) 265-0690	(540) 265-0690
investorrelations@occfiber.com	investorrelations@occfiber.com

AT JOELE FRANK, WILKINSON BRIMMER KATCHER:

Andrew Siegel	Aaron Palash
(212) 355-4449 ext. 8627	(212) 355-4449 ext. 8603
occ-jfwbk@joelefrank.com	occ-jfwbk@joelefrank.com

FOR IMMEDIATE RELEASE

OPTICAL CABLE CORPORATION REPORTS

FIRST QUARTER 2021 FINANCIAL RESULTS

Roanoke, Va., March 15, 2021 — Optical Cable Corporation (Nasdaq GM: OCC) (“OCC®” or the “Company”) today announced financial results for its first quarter ended January 31, 2021.

First Quarter 2021 Financial Results

Consolidated net sales were $11.9 million in the first quarter of fiscal year 2021, a decrease of 7.8% compared to net sales of $12.9 million for the same period last year, reflecting the continued economic effects of the COVID-19 pandemic. The Company experienced a decrease in net sales in both its enterprise and specialty markets, including the wireless carrier market, in the first quarter of fiscal year 2021, compared to the same period last year.

Gross profit was $2.3 million in the first quarter of fiscal year 2021 compared to gross profit of $2.4 million in the same period last year, a decrease of 3.9%. Gross profit margin increased to 19.4% in the first quarter of fiscal year 2021 compared to 18.7% for the same period in fiscal year 2020.

SG&A expenses decreased 10.7% to $4.3 million during the first quarter of fiscal year 2021, compared to $4.8 million for the first quarter of fiscal year 2020. The decrease in SG&A expenses was primarily the result of decreases in employee-related costs and certain other costs impacted by the COVID-19 pandemic, such as travel expenses, as well as other initiatives to control costs.

For the first quarter of fiscal year 2021, OCC recorded a net loss of $2.1 million, or $0.29 per basic and diluted share, compared to a net loss of $2.6 million, or $0.35 per basic and diluted share, for the first quarter of fiscal year 2020.

Optical Cable Corp. – First Quarter 2021 Earnings Release

Management's Comments

Neil Wilkin, President and Chief Executive Officer of OCC, said, “Our first quarter results reflect the hard work of the OCC team to control what we can in a market environment that is still significantly affected by the ongoing COVID-19 pandemic. We continued our strategic efforts to capture growth opportunities in our targeted markets, while operating efficiently and implementing cost control initiatives. The team remains focused on providing our customers with the mission-critical products and solutions for which they rely on OCC. At the same time, we will continue to protect the business and build on our strong market position as we move forward.”

Mr. Wilkin continued, “We appreciate the perseverance of our team members and are proud to continue serving our country’s military and those on the front line against COVID-19. While the past year was challenging in many ways, we are optimistic that the end of the pandemic is in sight and that OCC is positioned to capture significant opportunities and create long-term shareholder value.”

SBA PPP Loan

During fiscal year 2020, OCC closed on a $5.0 million U.S. Small Business Administration Payroll Protection Program loan (the “PPP Loan”) made necessary by the significant negative impact of the COVID-19 pandemic on the Company’s sales and operations. As a result of this PPP Loan, OCC was able to maintain employee headcount levels only somewhat lower than those prior to the COVID-19 pandemic and maintain its ability to service critical infrastructure customers, while avoiding the need to significantly curtail its operational readiness. Under the Coronavirus Aid, Relief, and Economic Security Act and the Paycheck Protection Program Flexibility Act of 2020, all or a portion of this loan may be forgiven if certain requirements are met. The Company believes it has met those requirements and has applied for forgiveness of the entire balance of the loan and accrued interest.

Overview of COVID-19 Effects

The Company believes the COVID-19 pandemic continues to have a significant negative impact on businesses and individuals in OCC’s markets both in the United States and globally—particularly in certain specialty markets. Actions taken to limit the spread of the virus have resulted in an unprecedented disruption of normal activities as businesses have been forced to shut down or operate on a limited basis.

OCC is obligated and continues to operate during the COVID-19 pandemic because the Company’s workforce is classified a “Defense Industrial Base Essential Critical Infrastructure Workforce” under guidelines from the U.S. Department of Defense and an “Essential Critical Infrastructure Workforce” under guidelines by the U.S. Department of Homeland Security, Cybersecurity and Infrastructure Security Agency (CISA). While continuing to operate, OCC’s revenues, production volumes, and operations have been negatively impacted by the COVID-19 pandemic.

OCC is beginning to see some positive indicators of future strengthening in some of its markets and is hopeful it will begin to benefit from improvement in its markets during the second half of fiscal year 2021. Despite these positive indicators, OCC cannot fully predict the duration or scope of the pandemic, and it cannot fully anticipate or reasonably estimate all the ways in which the current global health crisis and market conditions could adversely impact its business in the future.

Optical Cable Corp. – First Quarter 2021 Earnings Release

Conference Call Information

As previously announced, OCC will host a conference call today, March 15, 2021, at 10:00 a.m. Eastern Time. Individuals wishing to participate in the conference call should call (866) 610-1072 in the U.S. or (973) 935-2840 internationally, passcode 8983665. For interested individuals unable to join the call, a replay will be available through Monday, March 22, 2021 by dialing (800) 585-8367 or (404) 537-3406, passcode 8983665. The call will also be broadcast live over the internet and can be accessed by visiting the investor relations section of the Company’s website at www.occfiber.com.

Company Information

Optical Cable Corporation (“OCC®”) is a leading manufacturer of a broad range of fiber optic and copper data communication cabling and connectivity solutions primarily for the enterprise market and various harsh environment and specialty markets (collectively, the non-carrier markets) and also the wireless carrier market, offering integrated suites of high quality products which operate as a system solution or seamlessly integrate with other providers’ offerings.

OCC® is internationally recognized for pioneering innovative fiber optic and copper communications technologies, including fiber optic cable designs for the most demanding environments and applications, copper connectivity designs to meet the highest data communication industry standards, as well as a broad product offering built on the evolution of these fundamental technologies.

OCC uses its expertise to deliver cabling and connectivity products and integrated solutions that are best suited to the performance requirements of each end-user’s application. And, OCC’s solutions offerings cover a broad range of applications—from commercial, enterprise network, datacenter, residential and campus installations to customized products for specialty applications and harsh environments, including military, industrial, mining, petrochemical and broadcast applications, as well as for the wireless carrier market.

Founded in 1983, OCC is headquartered in Roanoke, Virginia with offices, manufacturing and warehouse facilities located in Roanoke, Virginia, near Asheville, North Carolina and near Dallas, Texas. OCC’s facilities are ISO 9001:2015 registered and its Roanoke and Dallas facilities are MIL-STD-790G certified.

Optical Cable Corporation™, OCC®, Procyon®, Superior Modular Products™, SMP Data Communications™, Applied Optical Systems™, and associated logos are trademarks of Optical Cable Corporation.

Further information about OCC® is available at www.occfiber.com.

Optical Cable Corp. – First Quarter 2021 Earnings Release

FORWARD-LOOKING INFORMATION

This news release by Optical Cable Corporation and its subsidiaries (collectively, the “Company” or “OCC”) may contain certain forward-looking information within the meaning of the federal securities laws. The forward-looking information may include, among other information, (i) statements concerning our outlook for the future, (ii) statements of belief, anticipation or expectation, (iii) future plans, strategies or anticipated events, and (iv) similar information and statements concerning matters that are not historical facts. Such forward-looking information is subject to known and unknown variables, uncertainties, contingencies and risks that may cause actual events or results to differ materially from our expectations, and such known and unknown variables, uncertainties, contingencies and risks may also adversely affect Optical Cable Corporation and its subsidiaries, the Company’s future results of operations and future financial condition, and/or the future equity value of the Company. A partial list of such variables, uncertainties, contingencies and risks that could cause or contribute to such differences from our expectations or that could otherwise adversely affect Optical Cable Corporation and its subsidiaries is set forth in Optical Cable Corporation’s quarterly and annual reports filed with the Securities and Exchange Commission (“SEC”) under the heading “Forward-Looking Information.” OCC’s quarterly and annual reports are available to the public on the SEC’s website at http://www.sec.gov. In providing forward-looking information, the Company expressly disclaims any obligation to update this information, whether as a result of new information, future events or otherwise except as required by applicable laws and regulations.

(Financial Tables Follow)

Optical Cable Corp. – First Quarter 2021 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(thousands, except per share data)

(unaudited)

	Three Months Ended
	January 31,
	2021	2020

Net sales	$11,876	$12,887
Cost of goods sold	9,567	10,483

Gross profit	2,309	2,404

SG&A expenses	4,308	4,824
Royalty (income) expense, net	(7)	18
Amortization of intangible assets	10	10

Loss from operations	(2,002)	(2,448)

Interest expense, net	(174)	(137)
Other, net	3	(2)
Other expense, net	(171)	(139)

Loss before income taxes	(2,173)	(2,587)

Income tax expense (benefit)	(32)	5

Net loss	$(2,141)	$(2,592)

Net loss per share:
Basic and diluted	$(0.29)	$(0.35)

Weighted average shares outstanding:
Basic and diluted	7,353	7,322

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Optical Cable Corp. – First Quarter 2021 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(thousands)

(unaudited)

	January 31,	October 31,
	2021	2020
Cash	$452	$141
Trade accounts receivable, net	6,264	7,561
Inventories	17,380	17,100
Other current assets	391	521
Total current assets	24,487	25,323
Non-current assets	10,878	11,235
Total assets	$35,365	$36,558

Current liabilities	$9,363	$6,266
Non-current liabilities	12,843	15,032
Total liabilities	22,206	21,298
Total shareholders’ equity	13,159	15,260
Total liabilities and shareholders’ equity	$35,365	$36,558

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